Exhibit 23.1

The accompanying financial statements give effect to a 4.329-for-1 forward stock split of the common stock of Southeastern Grocers, Inc. which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 4.329-for-1 forward stock split of the common stock of Southeastern Grocers, Inc. described in Note 23 to the financial statements and, assuming that from January 21, 2021 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ Deloitte & Touche LLP

Jacksonville, Florida

January 21, 2021

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this to Registration Statement No. 333-249554 on Form S-1 of our report dated August 18, 2020, (January      , 2021 as to the effect of the forward stock split described in Note 23) relating to the financial statements of Southeastern Grocers, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Jacksonville, Florida

January      , 2021